EXHIBIT 10.6

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is made and entered into by and between Adept Technology, Inc. (“Adept”) and Tri-Valley Technology Campus, LLC (“Tri-Valley”). Adept and Tri-Valley are referred to collectively as the “Parties,” or each is referred to individually as a “Party.” This Agreement is a new agreement between the Parties as of October 16, 2008.

WHEREAS, Tri-Valley is the owner and lessor of real property located at 3011, 3055 and 3077 Triad Drive, Livermore, California (the “Property”);

WHEREAS, Adept is currently a tenant at 3011 Triad Drive at the Property;

WHEREAS, Adept entered into a lease with Tri-Valley Campus I, LLC (“Predecessor Landlord”) for certain space at 3011 Triad Drive at the Property, on or about September 18, 2000, amended by an Amendment to Lease on or about August 6, 2003 (together, the “Lease”);

WHEREAS, Adept and Tri-Valley entered a Lease Termination Agreement on or about December 16, 2007 (the “Lease Termination Agreement,” or “LTA”);

WHEREAS, Tri-Valley filed three actions against Adept: Tri-Valley Campus I, LLC v. Adept Technology, Inc., Case No. C08 01424, filed in the Superior Court of the State of California in and for the County of Contra Costa on or about May 30, 2008 and dismissed on or about July 31, 2008; Tri-Valley Technology Campus, LLC v. Adept Technology, Inc., Case No. VG08401019, filed in the Superior Court of the State of California in and for the County of Alameda on or about July 29, 2008; and Tri-Valley Technology Campus, LLC v. Adept Technology, Inc., Case No. VG08401607, filed in the Superior Court of the State of California in and for the County of Alameda on or about July 31, 2008 (the “Actions”);

WHEREAS, the Actions concern a dispute between the Parties concerning the force and effect of the Lease Termination Agreement, the rights and obligations of Adept with respect to its Lease to occupy 3011 Triad Drive at the Property, and the tort claims that Tri-Valley asserts against Adept in the Actions (the “Dispute”);

WHEREAS, the Parties wish to resolve their differences concerning the Dispute and bring an end to the Actions;

WHEREAS, the Parties have consulted with their legal counsel regarding their rights relating to the Dispute and the Actions and the facts that gave rise to the Dispute and the Actions; and;

WHEREAS, each Party understands and agrees that this Agreement is a compromise and settlement of disputed claims and that this Agreement should not be construed as an admission of liability by any Party;

NOW, THEREFORE, with the intent and purpose of satisfying and settling all claims between the Parties relating specifically to the Dispute and the Actions, and in consideration of the promises contained in this Agreement, it is agreed as follows:

1. Remaining Lease Term and Lease Termination. The Parties agree that Adept shall have the right to occupy 3011 Triad Drive at the Property through and including January 31, 2009 in accordance with the terms and conditions of the Lease. Adept agrees that it will take commercially reasonable steps in an effort to vacate the Property on or before December 31, 2008, but in any event no later than January 31, 2009. The Lease shall terminate on the earlier of either January 31, 2009 or the date that Adept actually vacates the Property (the “Lease Termination Date”). Adept shall continue to pay rent, additional rent, and all other sums due pursuant to the Lease, through and including the Lease Termination Date, provided, however, that Adept’s share of any amounts that Adept is obligated to pay under the Lease, including Direct Operating Expenses (as that term is defined in Paragraphs 6.4 and 6.5 of the Lease) or any CAM charges, shall be assessed at a level no higher than the average monthly amount charged to Adept during the first eight months of 2008. The Parties further agree that in the event that Adept continues to occupy the Property on or after January 1, 2009, Adept’s base rent shall be two (2) times Adept’s currently agreed-upon base rent, paid on a per diem basis commencing January 1, 2009 and terminating on the Lease Termination Date. Adept shall have no obligation whatsoever to pay any rent, additional rent, and any other sums due pursuant to the Lease, or make any other payment pursuant to the Lease, after the Lease Termination Date, attributable to the period after the Lease Termination Date. Tri-Valley states that it intends to substantially renovate the Property after Adept vacates the Property. The Parties agree that Tri-Valley shall not assess any additional fees, costs, or penalties associated with the condition of the Property when Adept vacates the Property and Tri-Valley agrees to waive any and all claims for damage against Adept relative to the Property; provided, however, that Adept shall be responsible for (1) removing from the Property any hazardous materials that Adept may have introduced to the Property; (2) removing all of Adept’s furniture, fixtures, and equipment from the Property; and (3) sweeping the Property to broom clean condition.

2. Settlement Payments. As consideration for this Agreement, the sufficiency of which is acknowledged by each Party, the Parties agree that within two (2) business days after counsel for Adept has received a fully executed copy of this Agreement, including all attachments, Adept shall pay Tri-Valley Two-Hundred Fifty Thousand Dollars ($250,000.00) as consideration for the covenants and obligations of Tri-Valley under this Agreement (the “First Settlement Payment”). The First Settlement Payment shall be made by wire transfer directly to Tri-Valley’s account in the name CalSmart, LLC at Northern Trust, Chicago Bank, ABA Number 071000152, Account Number 89346. As further consideration for this Agreement, Adept shall deposit in a neutral escrow account with Stewart Title and Escrow, an additional Two-Hundred Fifty Thousand Dollars ($250,000.00) as consideration for the covenants and obligations of Tri-Valley under this Agreement (the “Second Settlement Payment”) within two (2) business days after the date that Adept actually vacates the Property, and in any event no later than February 3, 2009. Within two (2) business days after the later of the dates that Adept has deposited the Second Settlement Payment into the neutral escrow account and the date that Adept actually vacates the Property, Tri-Valley shall execute and file Requests for Dismissal of the Actions, pursuant to Paragraph 3. Within two (2) business days of Tri-Valley filing the executed Requests for Dismissal of the Actions as described in Paragraph 3, Adept shall release the Second Settlement Payment and any interest thereon to Tri-Valley in its entirety. In the event that Tri-Valley files the executed Requests for Dismissal on or before the date that Adept actually vacates the Property, Adept shall pay the Second Settlement Payment directly to Tri-Valley’s account by wire transfer, in the same manner as described herein for payment of the First Settlement Payment, within two (2) business days after Adept actually vacates the Property, and in any event no later than February 3, 2009.

3. Stay of the Actions and Dismissal of the Actions With Prejudice. The Parties agree that the Actions shall be stayed for all purposes through and including the Lease Termination Date, and that the Parties shall execute and Tri-Valley shall file the attached Requests for Stay (attachments A, B, and C) within two (2) business days after the execution of this Settlement Agreement and Release. The Parties further agree that Tri-Valley shall execute and file the attached Requests for Dismissal (attachments D and E) no later than two (2) business days after the later of the dates that Adept has deposited the Second Settlement Payment into the neutral escrow account and the date that Adept has actually vacated the Property. Tri-Valley agrees to sign all papers and to take any further action reasonably necessary to accomplish these Dismissals of the Actions. Counsel for Tri-Valley shall promptly provide notice of the entry of judgment dismissing both Actions with prejudice to counsel for Adept.

4. Right to Possession Commencing February 1, 2009. The Parties agree that in the event that Adept continues to occupy the Property on February 1, 2009, Tri-Valley shall have the right to immediate possession of the Property on or after February 1, 2009. The Parties further agree that in the event that Adept continues to occupy the Property on February 1, 2009, Tri-Valley shall have the right to submit a Stipulated Judgment confirming Tri-Valley’s right to immediate possession of the Property on or after February 1, 2009, which is attached hereto as Attachment F. The Parties agree that the Stipulated Judgment shall be null and void and have no legal effect whatsoever if Adept vacates the Property on or before January 31, 2009. The Parties further agree that the Stipulated Judgment shall provide only for immediate possession commencing on February 1, 2009, but shall not provide for any other form of relief. The Stipulated Judgment provides that only Tri-Valley’s right to such possession shall be immediately enforceable in the Superior Court for the County of Alameda. Any other dispute arising in any way from the Stipulated Judgment or this Settlement Agreement and Release shall be enforced as provided in this Settlement Agreement and Release.

5. Lease Termination Agreement. The Parties agree that the Lease Termination Agreement is superseded by this Agreement and has no legal effect whatsoever.

6. Releases By All Parties. As consideration for this Agreement each Party agrees to release and waive any claims each of them may have against each other relating to the Lease, the Lease Termination Agreement, the Dispute, and the Actions, subject to and as set forth below in sub-paragraphs a and b below. The releases described in this Paragraph 6 are not intended to be general mutual releases of any and all claims as between Adept and Tri-Valley, but instead limited releases of those claims relating specifically to the Lease, the Lease Termination Agreement, the Dispute, and/or the Actions. The releases described in this Paragraph 6 are not intended to release either of the Parties from their respective future obligations under the Lease accruing from and after the date of execution of this Agreement, including without limitation, Adept’s obligation to pay real estate taxes and assessments with respect to the Property, whether paid in advance or in arrears (“Future Obligations”), and is limited to the release described in this Paragraph 6. The releases described in this Paragraph 6 shall be effective upon the last of the following occurring: Adept makes the First Settlement Payment and Second Settlement Payment, pursuant to Paragraph 2; Tri-Valley dismisses the Actions with prejudice; and Adept actually vacates the Property. For clarification, in the event that Adept occupies the Property after January 31, 2009, the releases described in this Paragraph 6 shall not apply to the extent that Tri-Valley shall be permitted to assert claims against Adept to the extent allowed by law related to Adept’s detention of the Property after January 31, 2009.

a.	Release by Tri-Valley Technology Campus, LLC. Tri-Valley, for itself and each of its officers, directors, partners, associates, trustees, managers, property managers, investment managers, direct and indirect shareholders and members, agents, employees, affiliates, divisions and subsidiaries, forever releases and discharges Adept and all of its current and former partners, associates, officers, directors, employees, agents, attorneys, accountants, insurers, predecessors-in-interest, successors-in-interest, assigns, affiliates, divisions and subsidiaries (the “Tri-Valley Releasee”), of and from all disputes, claims, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys’ fees, losses, liabilities and demands of whatever kind and character (“Claims”) that now exist, or may exist or have existed, from the beginning of time to the date of this Agreement, known or unknown, foreseen or unforeseen, liquidated or unliquidated, potential or actual, that relate specifically to the Actions, or were alleged in the Actions, or otherwise arise out of the Lease, the Lease Termination Agreement, and/or the Dispute, except with respect to the Parties’ respective Future Obligations. This release includes any and all Claims relating to or arising out of any local, state, federal or foreign statute, ordinance, regulation, order, or common law with respect to the Lease, the Lease Termination Agreement, and/or the Dispute, except with respect to the Parties’ respective Future Obligations. It is further understood and agreed that Tri-Valley waives all rights with respect to the Lease, the Lease Termination Agreement, and/or the Dispute against the Tri-Valley Releasee under California Civil Code Section 1542 and under any similar laws, except with respect to the Parties’ respective Future Obligations. Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542 and any similar laws, and for the purpose of implementing a full and complete release and discharge of the Tri-Valley Releasee of all Claims, Tri-Valley expressly acknowledges that this Agreement and release are intended to include in their effect all of Tri-Valley’s Claims against the Tri-Valley Releasee as they relate to the Lease, the Lease Termination Agreement, the Dispute, and the Actions, except with respect to the Parties’ respective Future Obligations, whether or not Tri-Valley knows or suspects such to exist at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims that relate to the Lease, the Lease Termination Agreement, the Dispute, and the Actions.

b.	Release by Adept Technology, Inc. Adept, for itself and each of its officers, directors, partners, associates, trustees, managers, property managers, investment managers, direct and indirect shareholders and members, agents, employees, affiliates, divisions and subsidiaries, forever releases and discharges Tri-Valley and all of its current and former partners, associates, officers, directors, employees, agents, attorneys, accountants, insurers, predecessors-in-interest, successors-in-interest, assigns, affiliates, divisions and subsidiaries (the “Adept Releasee”), of and from all disputes, claims, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys’ fees, losses, liabilities and demands of whatever kind and character (“Claims”) that now exist, or may exist or have existed, from the beginning of time to the date of this Agreement, known or unknown, foreseen or unforeseen, liquidated or unliquidated, potential or actual, that relate specifically to the Actions, or were alleged in the Actions, or otherwise arise out of the Lease, the Lease Termination Agreement, and/or the Dispute, except with respect to the Parties’ respective Future Obligations. This release includes any and all Claims relating to or arising out of any local, state, federal or foreign statute, ordinance, regulation, order, or common law with respect to the Lease, the Lease Termination Agreement, and/or the Dispute, except with respect to the Parties’ respective Future Obligations. It is further understood and agreed that Adept waives all rights with respect to the Lease, the Lease Termination Agreement, and/or the Dispute against the Adept Releasee under California Civil Code Section 1542 and under any similar laws, except with respect to the Parties’ respective Future Obligations. Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542 and any similar laws, and for the purpose of implementing a full and complete release and discharge of the Adept Releasee of all Claims, Adept expressly acknowledges that this Agreement and release are intended to include in their effect all of Adept’s Claims against the Adept Releasee as they relate to the Lease, the Lease Termination Agreement, the Dispute, and the Actions, except with respect to the Parties’ respective Future Obligations, whether or not Adept knows or suspects such to exist at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims that relate to the Lease, the Lease Termination Agreement, the Dispute, and the Actions.

7. Waiver of Attorneys’ Fees, Costs, and Expenses. The Parties agree that each Party will bear its own attorneys’ fees, costs, and expenses incurred in any way in connection with the Dispute and/or the Actions, and that each Party waives any right it might have to seek any such fees, costs, and/or expenses from any other Party.

8. Authority to Settle. Tri-Valley warrants that it has the power, right and authority to settle and release fully and completely all Claims that it is settling and releasing in this Agreement. Adept warrants that it has the power, right and authority to settle and release fully and completely all Claims that it is settling and releasing in this Agreement.

9. Standalone Agreement. Each Party acknowledges and agrees that this Agreement is a new, separate agreement as of October 16, 2008, and does not constitute an amendment to the Lease other than as specifically provided herein.

10. Successors in Interest. Each Party agrees that this Agreement shall be binding upon each Party and any successors-in-interest to each Party.

11. No Assignment. Each Party warrants and represents that it has not assigned or transferred to any other person any of the claims, causes of action, or other matters that are released by this Agreement.

12. Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter of the Agreement between the Parties, and supersedes and replaces all prior negotiations and proposed settlement agreements, written or oral. Each of the Parties to this Agreement acknowledges that no other party to this Agreement, nor any agent or attorney of any such party, has made any promise, representation or warranty, express or implied, not contained in this Agreement to induce any Party to execute this Agreement. The Parties further acknowledge that they are not executing this Agreement in reliance on any promise, representation or warranty not contained in this Agreement. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect, except by a writing duly executed by two officers from each Party, or two officers from each of the Parties’ respective successors or assigns in interest, or their authorized representatives.

13. Confidentiality. The Parties and their counsel, and each of them, agree, to the extent permitted by law, that all agreements made and orders entered during the course of the Dispute relating to the confidentiality of information shall survive this Agreement. This includes, without limitation, that the transcript of the deposition taken on July 23, 2008, shall remain confidential in its entirety, may not be used in any action or other legal proceeding for any reason, and shall not be disclosed to any person for any reason. Tri-Valley agrees that it shall destroy any and all copies of the deposition in its possession or that it has provided to any other person; provided, however, that Tri-Valley’s counsel may maintain one copy of the transcript for archival purposes only. The Parties further agree that the terms of this Agreement and all discussions of the Parties’ respective counsel relating to this Agreement are strictly confidential and are not to be disclosed to any third parties unless they have obtained the express written consent of each of the other Party or unless disclosure is required by applicable rules, regulations, statutes, or court order. Neither the existence of the settlement nor the existence of this Agreement shall be confidential notwithstanding any other provisions herein.

14. Advice of Counsel. Each Party represents that it has been represented, or has had the opportunity to be represented, by independent legal counsel of its own choice, throughout all of the negotiations that preceded the execution of this Agreement and that it has executed this Agreement with the consent and upon the advice of such counsel, or that it has had the opportunity to seek such consent and advice. Each Party acknowledges that it has read this Agreement and assents to all the terms and conditions contained in this Agreement without any reservations and that it has had, or has had the opportunity to have had, the same explained to it by its own counsel, who have answered any and all questions which have been asked of them, or which could have been asked of them, with regard to the meaning of any of the provisions of this Agreement.

15. No Admissions. By entering into this Agreement, no Party intends to make, nor shall be deemed to have made, any admission of any kind. The Parties agree that they are entering into this Agreement solely for the purposes of avoiding the costs of further litigation of the Action. This Agreement is the product of informed negotiations and compromises of previously stated legal positions. Nothing contained in this Agreement shall be construed as an admission by any Party as to the merit or lack of merit of any particular claim or defense. Any statements made in the course of negotiations have been and shall be without prejudice to the rights of the Parties in any disputes or transactions with any other person or entity not party to this Agreement.

16. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by and under the internal laws of the State of California.

17. Enforcement of Agreement. The Parties agree that any action to enforce or interpret this Agreement may be brought exclusively in arbitration before Justice Edward A. Panelli in San Francisco, California. No breach of any duty or obligation by any Party hereunder shall entitle any other Party to rescind or terminate this Agreement, except as provided expressly herein. In any such arbitration proceeding, the prevailing Party shall recover its reasonable attorneys’ fees and costs. In any such arbitration proceeding, this Agreement may be introduced into evidence to establish and enforce the settlement reached by the Parties. In the event that Justice Panelli is not available, the Parties agree that another arbitrator with JAMS in San Francisco, California, may hear any such dispute.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original as against any Party who signed it, and all of which shall constitute one and the same document.

19. Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against any Party, regardless of who drafted or was principally responsible for drafting the Agreement of any specific terms or conditions hereof. This Agreement shall be deemed to have been drafted by all Parties, and no Party shall urge otherwise. The Parties expressly waive any presumption that might otherwise apply to construe the terms of this Agreement against any Party on the basis that the Party drafted this Agreement.

20. Headings. The headings of the sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

21. Authorization to Execute Agreement. Each Party who executes this Agreement represents and warrants that the individual executing this Agreement on behalf of such Party does so with the knowledge and express approval and authorization of the Party on whose behalf the individual executes this Agreement.

October 16, 2008	TRI-VALLEY TECHNOLOGY CAMPUS, LLC
	By:	Calsmart LLC, its Manager
	By:	RREEF America LLC, its Investment Manager

	By:	/s/ Ross T. Berry
	Its	Ross T. Berry, Managing Director

October 16, 2008	TRI-VALLEY TECHNOLOGY CAMPUS, LLC
	By:	Calsmart LLC, its Manager
	By:	RREEF America LLC, its Investment Manager

	By:	/s/ Ross T. Berry
	Its	Ross T. Berry, Managing Director

TRI-VALLEY TECHNOLOGY CAMPUS, LLC
	By:	Calsmart LLC, its Manager
	By:	RREEF America LLC, its Investment Manager

	By:	/s/ Darrell Campos
	Its	Director

October 16, 2008	ADEPT TECHNOLOGY, INC.

	By:	/s/ John Dulchinos
John Dulchinos

Its President and Chief Executive Officer

	By:	/s/ Lisa Cummins
Lisa Cummins

Its Vice-President of Finance and Chief Financial Officer